INVESTOR RELATIONS AGREEMENT

The Chesapeake Group, Inc., a full service investor relations company, specializes in providing marketing know-how to publicly traded, emerging growth companies. While Chesapeake Group specializes in strategic management of investor relations for emerging growth companies, they also provide public relations services, press release distribution and Internet related services for website development.

Agreement made this 1st day of July, 2005 between Pacific WebWorks, Inc. (hereinafter referred to as "Corporation"), and The Chesapeake Group, Inc. (hereinafter referred to as the "Consultant"; collectively referred to as the "Parties");

Recitals:

The Corporation desires to engage the services of the Consultant to perform the Corporaiton's consulting services regarding all phases of the Corporation's "Investor Relations" including broker/dealer relations as such may pertain to the operation of the Corporation's business. The Consultant will consult with the board of Directors, the Officers of the Corporation, and certain administrative staff members of the Corporation, undertake the Corporation's financial public relations activities which involve corporate relations and relationships with various financial service industry professionals, including, but not limited to, broker/dealers involved in the regulated securities industry.

                            AGREEMENT

The respective duties and obligations of the contracting Parties shall be for a period of twelve (12) months commencing on the dates first appearing above. Either Party ,only in accordance with the terms, may terminate this Agreement and conditions set forth below.

Services Provided by Consultant

Consultant will provide consulting services in connection with the Corporation's "Investor relations" dealings with NASD broker/dealers and the investing public. (At no time will the Consultant provide services which would require Consultant to be registered and licensed with any federal or state regulator body or self-regulatory agency.) During the term of this Agreement, Consultant will provide those services customarily provided by an investor relations firm to a Corporation, including but not limited to the following:

(a) Aiding the Corporation in developing a marketing plan directed at informing the investing public (including institutional investors) as to the business of the Corporation;

(b) Providing the Corporation with an in-depth marketing and advertising program;

(c) Assisting the Corporation with Securities related regulatory matters;

(d) Aid and advise the Corporation in establishing a means of securing nationwide interest in the Corporation's securities;

(e) Provide the Corporation with coaching for conference calls and road shows and arrange for broker/dealer presentations for investors at Consultant's expense;

(f) Help the Corporation with Industry Research;

(g) Aid and consult with the Corporation in the preparation and dissemination of press releases and news announcements; and

(h) Aid and consult with the Corporation in the preparation and dissemination of all "due diligence" packages requested by and furnished to NASD registered broker/dealers, the investing public, and/or other institutional and/or fund managers requesting such information from the Corporation.

Compensation

In consideration for the services provided by Consultant to the Corporation, the Corporation will provide the following compensation to Consultant:

500,000 Warrants to purchase the Corporation's common stock at $.10 per share 500,000 Warrants to purchase the Corporation's common stock at $.15 per share

These warrants may be converted for a three year period from the date of this contract.

Corporation will pay all legal costs for registration of warrants, and any future registration statements.

Compliance

At the time Consultant gives notice to the Corporation of its execution of the Warrants referred to above, common shares underlying the warrants, delivered by the Corporation to Consultant will, at that particular time be free trading; or if not, the shares will be incorporated in the next registration statement filed by the Corporation. The warrants shall have "piggyback" registration rights and will, at the expense of the Corporation, be included in said registration statement in a timely manner.

Representation of Corporation

The Corporation, upon entering this Agreement, hereby warrants and guarantees to the Consultant that to the best knowledge of the Officers and Directors of the Corporation, all statements, either written or oral, made by the Corporation to the Consultant are true and accurate, and contain no material misstatements, or omissions of fact. Consultant acknowledges that estimates of performance made by Corporation are based upon the best information available to the Corporation's officers at the time of said estimates of performance. The Corporation acknowledges that the information it delivers to the Consultant will be used by the Consultant in preparing materials regarding the Company's business, including but not necessarily limited to its financial condition, for dissemination to the public. Therefore, the Corporation shall hold the Consultant harmless from any and all errors, omissions and/or misstatements, except those made in a negligent or intentionally misleading manner, in connection with all information furnished by Corporation to Consulting. Likewise, Consultant will hold Corporation harmless for any and all errors, omissions and/or misstatements except those made in a negligent or in intentionally misleading manner in connection with all information provided to Consultant by Corporation.

Limited Liability

With regard to the services to be performed by the Consultant pursuant to the terms of this Agreement, the Consultant shall not be liable to the Corporation, or to anyone who may claim any right due to any relationship with the Corporation, for any acts or omissions in the performance of services on the part of the Consultant, except when said acts or omissions of the Consultant are due to its misconduct or negligence.

Termination

Either Party upon the giving of not less than ninety (90) days written notice may terminate this Agreement, delivered to the Parties at such address or addresses as set forth in the Paragraph below. Any such notice shall be deemed to be properly given when transmitted by way of registered mail. The ninety
(90) days termination period shall not begin until the other Party has received or is deemed to have received the notice of termination.

Notices

Notices to be sent pursuant to the terms and conditions of this Agreement, shall be sent as follows:

Consultant:      Kevin Holmes
                 Chesapeake Group
                 40 West Chesapeake Avenue, Suite 300
                 Towson, MD 21204

Corporation:     Pacific WebWorks, Inc.
                 Attn: CEO
                 180 South 300 West, Suite 400
                 Salt Lake City, Utah 84101

Attorney's Fees

In the event any litigation or controversy arises out of or in connection with this Agreement between the Parties hereto, the prevailing Party in such litigation, arbitration or controversy, shall be entitled to recover from the other Parties, all reasonable attorney's fees, expenses and suit costs, including those associated within the appellate or post-judgment collections proceedings.

Arbitration

In connection with any controversy or claim arising out of or relating to this Agreement, the Parties hereto agree that such controversy shall be submitted to arbitration, in conformity with the Federal Arbitration Act (Section 9 U.S. Code Section 901 et. seq.), and shall be conducted in accordance with the Rules of the American Arbitration Association. Any judgment rendered as a result of the arbitration of any dispute herein shall, upon being rendered by the arbitrators, be final. Shall either Party desire to litigate the decision it shall be submitted to a Court of competent jurisdiction within the state of domicile of the litigating Party.

Governing Law

This Agreement shall be construed under and in accordance with the laws of the State of Utah. All Parties hereby consent to the state of Utah as the proper jurisdiction for any such proceeding if applicable.

Parties Bound

This Agreement shall be binding on and inure to the benefit of the contracting Parties and their respective heirs, executors, administrators, legal representatives, successors, and assigns when permitted by this Agreement.

Legal Construction

In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, the validity, illegality, or unenforceability shall not affect any other provision, and this Agreement shall be construed as if the invalid, illegal, or unenforceable provision had never been in it.

Prior Agreements Superseded

This Agreement constitutes the sole and only Agreement of the contracting Parties and supercedes any prior written or oral agreements between the respective Parties. Further, this Agreement may only be modified or changed by written agreement signed by all the Parties hereto.

Multiple Copies or Counterparts of Agreement

One or more of the Parties may execute the original and one or more copies of this Agreement hereto. In such event, all such executed copies shall have the same force and effect as the executed original, and all of such counterparts taken together shall have the effect of a fully executed original. Further, this Agreement may be signed by the Parties and copies hereto delivered to each Party by way of facsimile transmission, and such facsimile copies shall be deemed original Copies for all purposes if original copies of the Pdelivered.

Liability for Expenses

All fees and costs incurred in relation to the services provided by the Consultant shall be the responsibility of the Consultant, except those fees and costs previously approved in writing by an Officer of the Corporation.

Headings

Headings used throughout this Agreement are for reference and convenience and in no way define the presentation, limit or describe the scope or intent of this Agreement.

IN WITNESS WHEREOF, the Parties have set their hands and seal as of the date written above.


CHESAPEAKE GROUP, INC.


     /s/ Kevin Holmes
By:  ________________________________
     Kevin Holmes, President/CEO



PACIFIC WEBWORKS, INC.


     /s/ Kenneth W. Bell
By:  ________________________________
     Ken Bell, CEO